Exhibit 77(e)(3)

AMENDED APPENDIX A

to

INVESTMENT SUB-ADVISORY AGREEMENT

between

Directed services llc

and

BAMCO, Inc.

Portfolio	Annual Subadviser Fee (as a percentage of average daily net assets)
ING Baron Small Cap Growth Portfolio	0.60%